Exhibit 99.1



     First Montauk Financial Corp. Signs Definitive Merger Agreement


May 8, 2006 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced today that it has entered into a definitive merger agreement with an affiliate of Investment Properties of America, LLC (IPofA), a privately owned, diversified real estate investment and management company. Pursuant to the merger agreement, each holder of First Montauk common stock will receive $1.00 per share in cash, each holder of First Montauk Series A Preferred Stock, which is convertible into two shares of common stock, will be entitled to receive $2.00 per Series A share in cash, and each holder of First Montauk Series B Preferred Stock, which is convertible into ten shares of common stock, will be entitled to receive $10.00 per Series B share in cash.

In addition, the purchaser has agreed to contribute at least $3,000,000 of new equity capital to the surviving corporation in the merger on or before the closing date. In conjunction with the signing of the merger agreement, certain directors and officers of First Montauk, who beneficially own approximately 29.6% of the outstanding voting shares of First Montauk, have entered into agreements with the purchaser to vote their shares in favor of the merger.

"The acquisition of First Montauk will position us to continue our positive momentum and improve our presence in the independent brokerage marketplace. The infusion of additional capital will be instrumental in building upon our growth and support structure. We remain committed to empowering our financial professionals to independently grow and manage successful businesses," stated Victor K. Kurylak, President and Chief Executive Officer of First Montauk. Following the merger, Mr. Kurylak will continue to serve as the President and Chief Executive Officer.

"I would like to add how pleased we are to welcome First Montauk into the Investment Properties of America family. Our company's complement each other exceptionally well in terms of talent, geographic coverage and business orientation. We are excited about the opportunity to expand First Montauk's business platform. Together, we will enhance our companies' future growth potential, which is very exciting," stated Edward H. Okun, President and Chief Executive Officer of Investment Properties of America.

The definitive merger agreement is subject to, among other conditions, compliance with state and federal securities laws and regulations, and shareholder and regulatory approvals. The transaction is expected to close by the end of the third quarter of 2006. However, as a result of the foregoing uncertainties, there can be no assurances that the transaction will be completed.

A special committee of the Board of Directors of First Montauk consisting of all independent directors received an opinion from Capitalink, an independent investment banking firm, that the merger consideration was fair from a financial point of view to the First Montauk shareholders.

On March 13, 2006, First Montauk previously announced that it entered into a preliminary letter of intent to sell the company to a private investor for a price of $1.00 per share in cash.

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. First Montauk conducts securities brokerage, insurance, investment banking and advisory business and has approximately 285 registered representatives and services over 50,000 retail and institutional accounts, which comprise over $3.2 billion in customer assets.

Investment Properties of America, LLC is a full-service, investment and management company grounded in its philosophy of creativity, diversity, consistency and integrity. IPofA acquires, owns and operates properties, primarily leased to major national and regional retail companies under net leases.




The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company's Securities and Exchange Commission filings, including the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.




Contact:

First Montauk Financial Corp.
Victor K. Kurylak,
President and
Chief Executive Officer
(800) 876-3672, ext. 4230
info@montaukfinancial.com
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